ISI FUNDS
                            ADMINISTRATION AGREEMENT


     AGREEMENT made as of the 24th day of May, 2002, by and between Forum Administrative Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Forum") and each of ISI Strategy Fund, Inc., Managed Municipal Fund, Inc., North American Government Bond Fund, Inc. and Total Return US Treasury Fund, Inc. (each a "Company"), corporations organized under the laws of the State of Maryland, with their principal office and place of business at 535 Madison Avenue, 30th Floor, New York, NY 10022.

     WHEREAS, each Company is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company and may issue its shares ("Shares") in separate series and classes;

     WHEREAS, each Company offers Shares in a single series and may in the future offer Shares in various other series as listed in Appendix A hereto from time to time (each such series, together with all other series subsequently established by a Company and made subject to this Agreement being herein referred to as a "Fund," and collectively as the "Funds"), and the Companies may in the future offer Shares of various classes of each Fund as listed in Appendix A hereto from time to time (each such class together with all other classes subsequently established by a Company in each Fund being herein referred to as a "Class," and collectively as the "Classes");

     WHEREAS, each Company desires that Forum provide various administrative services to the Company, and Forum is willing to provide those services on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, each Company and Forum hereby agree as follows:

         SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

     (a) Each Company hereby appoints Forum, and Forum hereby agrees, to act as administrator of the Company for the period and on the terms set forth in this Agreement.


     (b) In connection therewith, each Company has delivered to Forum copies of:
(i) its Articles of Incorporation and Bylaws (collectively, as amended from time to time, "Organic Documents"); (ii) its Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act (the "Registration Statement"); (iii) the current
Prospectus and Statement of Additional Information of each of its Funds (collectively, as currently in effect and as amended or supplemented, the "Prospectus"); (iv) each plan of distribution or similar document adopted by it under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by it ("Service Plan"); and (v) all procedures adopted by it with respect to the Funds, and shall promptly furnish Forum with all amendments of or supplements to the foregoing. Each Company shall deliver to Forum a certified copy of the resolution of its Board of Directors (the "Board") appointing Forum and authorizing the execution and delivery of this Agreement.


     SECTION 2. DUTIES OF FORUM

     (a) Subject to the direction and control of each Board, Forum shall manage all aspects of the each Company's operations with respect to the Funds except those that are the responsibility of any other service provider hired by the Companies, all in such manner and to such extent as may be authorized by the Board.

     (b)  With respect to each Company or Fund, as applicable, Forum shall:

     (i) at the Company's expense, provide each Company with, or arrange for the provision of, the services of persons competent to perform such legal, administrative and clerical functions not otherwise described in this
     Section 2(b) as are necessary to provide effective operation of the Company;

     (ii) oversee (A) the preparation and maintenance by the Company's custodian, transfer agent, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as may be required by applicable United States law, of all documents and records relating to the operation of the Company required to be prepared or maintained by the Company or its agents pursuant to applicable law; (B) the reconciliation of account information and balances among the Company's custodian, transfer agent, dividend disbursing agent and fund accountant; (C) the transmission of purchase and redemption orders for Shares; and (D) the performance of fund accounting, including the calculation of the net asset value of the Shares;

     (iii) oversee the performance of administrative and professional services rendered to the Company by others, including its custodian, transfer agent and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Funds;

     (iv) provide the Company with adequate general office space and facilities and provide persons suitable to the Board to serve as officers of the Company if requested;


     (v) manage and coordinate the service relationship between Forum, the other service providers to the Company, the Company and each investment adviser to a Fund to ensure an efficient and effective working relationship;


     (vi) act as a liaison between and among Forum, the other service providers to the Companies, the Companies and each investment adviser to a Fund ensuring open communication between the various entities; and

     (vii) as a representative of Forum, attend meetings of the Board of each Company;

     (viii) with the cooperation of the Company's investment advisers, the officers of the Company and other relevant parties, prepare and disseminate materials for meetings of the Board, as applicable, including a general report to the Board covering the Company's operations;

     (xi) file or oversee the filing of each document required to be filed by the Company in either written or, if required, electronic format (e.g., electronic data gathering analysis and retrieval system or "EDGAR") with the SEC;

     (x) assist in and oversee the preparation, filing and printing and the periodic updating of the Registration Statement and Prospectuses;

     (xi) assist in and oversee the preparation and printing of proxy and information statements and related communications to shareholders;

     (xii) assist the Company's investment advisers and other appropriate persons with respect to regulatory compliance matters;

     (xiii) prepare, file and maintain the Company's Organic Documents and minutes of meetings of the Board, Board committees and shareholders;

     (xiv) maintain the Company's existence and good standing under applicable state law;

     (xv) monitor sales of Shares, ensure that the Shares are properly and duly registered with the SEC and register, or prepare applicable filings with respect to, the Shares with the various state and other securities commissions;

     (xvi) advise the Company and the Board on matters concerning the Company and its affairs;

     (xvii) assist the Company in the selection of other service providers, such as independent accountants, law firms and proxy solicitors;

     (xviii) calculate, review and account for Fund expenses and report on Fund expenses on a periodic basis;

     (xix) authorize the payment of Company expenses and pay, from Company assets, all bills of the Company;

     (xx) prepare Fund budgets, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

     (xxi) prepare financial statement expense information;

     (xxii) request any necessary information from the Company's transfer agent, fund accountant, investment advisers and distributor in order to prepare, and prepare, the Company's Form N-SAR twice a year and any required financial data schedules;

     (xxiii) prepare semi-annual financial statements and oversee the production of the semi-annual financial statements and any related report to the Company's shareholders prepared by the Company or its investment advisers, as applicable;

     (xxiv) file the Funds' semi-annual financial statements with the SEC or ensure that the Funds' semi-annual financial statements are filed with the SEC and oversee the distribution of the financial statements to shareholders;

     (xxv) produce quarterly compliance reports for the Board;

     (xxvi) calculate data with respect to yields, dividend yields, distribution rates and total returns for dissemination to information services covering the investment company industry, for advertising and sales literature of the Company and other appropriate purposes;

     (xxvii) report Fund data to investment company industry survey companies (i.e., Lipper, Inc.);

     (xxviii) maintain CUSIP, ticker, news media and tax identification number listings;

     (xxix) report applicable data to rating agencies (such as Standard & Poors) that rate a Fund;

     (xxx) supervise the declaration of dividends and other distributions to shareholders and prepare and distribute to appropriate parties' notices announcing the declaration of dividends and other distributions to shareholders;

     (xxxi) prepare Federal income and excise tax workpapers and provisions;

     (xxxii) prepare, execute and file all Federal income and excise tax returns and state income and other tax returns, including any extensions or amendments, each as agreed between the Company and Forum;

     (xxxiii)   calculate   required   Fund   distributions   to  maintain   the
     qualification of each Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code") and avoid, if applicable, Federal excise tax;

     (xxxiv) perform other tax compliance and related reporting (limited to calculation of Code Section 851(b) "good income" and "diversification" testing, reporting the tax status of distributions and preparing year-end Federal tax notice data);

     (xxxv) prepare financial statement tax provisions (limited to sixty (60) day shareholder tax notices disclosure, tax related footnotes and Statement of Position 95-3 ("ROCSOP") adjustments);

     (xxxvi) calculate income distributions for Funds that declare income distributions more often than annually but not daily and calculate capital gain distributions (in addition to typical calendar year end capital gain distributions); and

     (xxxvii) perform monthly capital gain analyses based on book numbers adjusted for prior year unpaid spillback distribution requirements and capital loss carryforwards.

     (c) Forum shall provide such other services and assistance relating to the affairs of each Company as the Company may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

     (d) Forum shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and Rule 31a-1 thereunder. The books and records pertaining to a Company that are in possession of Forum shall be the property of the Company. The Company, or the Company's authorized representatives, shall have access to such books and records at all times during Forum's normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided promptly by Forum to the Company or the Company's authorized representatives at the Company's expense. Subject to section 5(b) of this Agreement, in the event a Company designates a successor that shall assume any of Forum's obligations hereunder, Forum shall, at the direction of the Company, transfer to such successor all relevant books, records and other data established or maintained by Forum under this Agreement.


     (e) Nothing contained herein shall be construed to require Forum to perform any service that could cause Forum to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Fund's Prospectus or any provision of the 1940 Act. Except with respect to Forum's duties as set forth in this Section 2 and except as otherwise specifically provided herein, each Company assumes all responsibility for ensuring that the Company complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Company. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.


     (f) In order for Forum to perform the services required by this Section 2, each Company (i) shall cause all service providers to that Company to furnish any and all information to Forum, and assist Forum as may be required and (ii) shall ensure that Forum has access to all records and documents maintained by the Company or any service provider to the Company.

     SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

     (a) Forum shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Forum in writing. Forum shall use its best judgment and efforts in rendering the services described in this Agreement. Forum shall not be liable to a Company or any of the Company's shareholders for any action or inaction of Forum relating to any event whatsoever in the absence of bad faith, willful misfeasance or gross negligence in the performance of Forum's duties or obligations under this Agreement or by reason of Forum's reckless disregard of its duties and obligations under this Agreement.


     (b) Each Company agrees to indemnify and hold harmless Forum, its employees, agents, directors, officers and managers and any person who controls Forum within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), ("Forum Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to Forum's actions taken or failures to act with respect to that Company and its Funds that are consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in
Section 3(d) (a "Forum Claim"). A Company shall not be required to indemnify any Forum Indemnitee if, prior to confessing any Forum Claim against the Forum Indemnitee, Forum or the Forum Indemnitee does not give the Company written notice of and reasonable opportunity to defend against the Forum Claim in its own name or in the name of the Forum Indemnitee.


     (c) Forum agrees to indemnify and hold harmless each Company, its employees, agents, directors, officers and managers ("Company Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to
(i) Forum's actions taken or failures to act with respect to that Company and its Funds that are not consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in
Section 3(d), or (ii) any breach of Forum's representation set forth in Section 13 (a "Company Claim"). Forum shall not be required to indemnify any Company Indemnitee if, prior to confessing any Company Claim against the Company Indemnitee, the Company or the Company Indemnitee does not give Forum written notice of and reasonable opportunity to defend against the Company Claim in its own name or in the name of the Company Indemnitee.

     (d) A Forum Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon:

     (i) the advice of a Company or of counsel, who may be counsel to that Company or counsel to Forum, and upon statements of accountants, brokers and other persons reasonably believed in good faith by Forum to be experts in the matter upon which they are consulted;

     (ii) any oral instruction which it receives and which it reasonably believes in good faith was transmitted by a person or persons authorized by the Board or by the Administrator to give such oral instruction. Provided that Forum has such reasonable belief, Forum shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

     (iii) any written instruction or certified copy of any resolution of the Board, and Forum may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Forum to have been validly executed; or

     (iv) as to genuineness, any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Forum to be genuine and to have been signed or presented by the Company or other proper party or parties;

and no Forum Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Forum reasonably believes in good faith to be genuine.

     (e) Forum shall not be liable for the errors of other service providers to a Company or their systems, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by Forum) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Company.

     SECTION 4. REPRESENTATIONS AND WARRANTIES

     (a)  Forum represents and warrants to each Company that:

     (i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

     (ii) It is duly qualified to carry on its business in the State of Maine;

     (iii)It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

     (iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

     (v) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

     (vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Forum, enforceable against Forum in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     (b)    Each Company represents and warrants to Forum that:

     (i) It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland;

     (ii) It is empowered under applicable laws and by its Organic Documents to enter into this Agreement and perform its duties under this Agreement;

     (iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

     (iv) It is an open-end management investment company registered under the 1940 Act;

     (v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

     (vi) A registration statement under the Securities Act is currently effective and will remain effective, and appropriate State securities law filings have been made and will continue to be made, with respect to all Shares of the Funds and Classes of the Company being offered for sale.

     SECTION 5. COMPENSATION AND EXPENSES


         (a) In consideration of the services provided by Forum pursuant to this Agreement, each Company shall pay Forum, with respect to each Fund thereof, the fees set forth in Appendix B hereto.

         All fees payable hereunder shall be accrued daily by the Company. The fees payable for the services listed in clauses (i) and (ii) of Appendix B hereto shall be payable monthly in arrears on the first day of each calendar month for services performed during the preceding calendar month. If fees payable for the services listed in clauses (i) and (ii) begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the applicable Company shall pay to Forum such compensation as shall be payable prior to the effective date of termination.


     Nothing in this Agreement shall require Forum to perform any of the services listed in Section 2(a)(xxxii), as such services may be performed by the Fund's independent accountant if appropriate.

     In the event that any of the legal services identified in Appendix C hereto are provided to a Company by personnel of the legal department of Forum, they will be provided at no additional charge to the Company except those matters designated as Special Legal Services, as to which Forum may charge, and the Company shall pay an additional amount as reimbursement of the cost of Forum providing such services. Reimbursement shall be payable monthly in arrears on the first day of each calendar month for services performed under this Agreement during the prior calendar month. Nothing in this Agreement shall require Forum to provide any of the services listed in Appendix C hereto, as such services may be performed by an outside vendor if appropriate in the judgment of Forum.


     (b) In connection with the services provided by Forum pursuant to this Agreement, each Company, on behalf of each Fund, agrees to reimburse Forum for the expenses set forth in clause (iii) of Appendix B hereto. Reimbursements shall be payable as incurred. Should the Company exercise its right to terminate this Agreement, the Company, on behalf of the applicable Fund, shall reimburse Forum for all reasonably incurred out-of-pocket expenses and employee time (at 150% of salary) associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor's responsibilities; provided however, that the Company shall not be required to reimburse Forum for its employees' time as set forth above in the event this Agreement is terminated (i) because Forum has breached its standard of care in connection with one of its material obligations under this Agreement or (ii) after May 25, 2005.


     (c) Forum may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of counsel to the Company or counsel to Forum; provided, however, that Forum shall in all cases first reasonably attempt to apply to and obtain the advice and opinion of counsel to the Company. The costs of any such advice or opinion shall be borne by the Company.

     (d) Notwithstanding anything in this Agreement to the contrary, Forum and its affiliated persons may receive compensation or reimbursement from each Company with respect to: (i) the provision of services on behalf of the Funds in accordance with any Plan or Service Plan; (ii) the provision of shareholder support or other services; (iii) service as a trustee or officer of the Company; and (iv) services to the Company, which may include the types of services

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described  in this  Agreement,  with respect to the creation of any Fund and the start-up of the Fund's operations.

     (e) Each Company shall be responsible for and assumes the obligation for payment of all of its expenses, including: (i) the fee payable under this Agreement; (ii) the fees payable to each investment adviser under an agreement between the investment adviser and the Company; (iii) expenses of issue, repurchase and redemption of Shares; (iv) interest charges, taxes and brokerage fees and commissions; (v) premiums of insurance for the Company, the Directors and officers and fidelity bond premiums; (vi) fees, interest charges and expenses of third parties, including the Company's independent accountants, custodians, transfer agents, dividend disbursing agents and fund accountants;
(vii) fees of pricing, interest,  dividend, credit and other reporting services;
(viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) funds transmission expenses; (xi) auditing, legal and compliance expenses; (xii) costs of maintaining the Company's existence; (xiii) costs of preparing, filing and printing the Company's Prospectuses, subscription application forms and shareholder reports and other communications and delivering them to existing shareholders, whether of record or beneficial; (xiv) expenses of meetings of shareholders and proxy solicitations therefor; (xv) costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of calculating the net asset value of Shares and of preparing tax returns; (xvi) costs of reproduction, stationery, supplies and postage; (xvii) fees and expenses of the Company's Directors and officers; (xviii) costs of other personnel (who may be employees of the investment adviser, Forum or their respective affiliated persons) performing services for the Company; (xix) costs of Board, Board committee, and other corporate meetings; (xx) SEC registration fees and related expenses; (xxi) state, territory or foreign securities laws registration fees and related expenses; and (xxii) all fees and expenses paid by the Company in accordance with any Plan or Service Plan or agreement related to similar manners.

     SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

     (a) This Agreement shall become effective on May 24, 2002. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Companies or the Funds.

     (b) Thi Agreement shall continue in effect with respect to a Fund until terminated.


     (c) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty (i) by the applicable Board on 60 days' written notice to Forum or (ii) by Forum on 60 days' written notice to the applicable Company.


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


     (d) This Agreement may be terminated with respect to a Fund at any time where the other party has materially breached any of its obligations hereunder including, with respect to Forum, the failure by Forum to act consistently with the standard of care set forth in Section 3(a). Termination pursuant to this subsection shall not be effective in less than thirty (30) days after written notice thereof from the non-breaching party, which termination notice shall describe the breach; provided, however, that no such termination shall be effective if, with respect to any breach that is capable of being cured, within such thirty (30) day period the breaching party has cured such breach to the reasonable satisfaction of the non-breaching party.

     (e) The provisions of Sections 2(d), 3, 5, 6(e), 6(f), 8, 9, 10, 12, and 13 shall survive any termination of this Agreement.

     (f) Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Forum may, without further consent on the part of any Company, (i) assign this agreement to any affiliate of Forum or (ii) subcontract for the performance hereof with any entity, including an affiliate of Forum; provided however, that Forum shall be as fully responsible to the Company for the acts and omissions of any subcontractor as Forum is for its own acts and omissions.

     SECTION 7. ADDITIONAL FUNDS AND CLASSES

     In the event that a Company establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement.

     SECTION 8. CONFIDENTIALITY

     Forum agrees to treat all records and other information related to the Companies as proprietary information of the applicable Company and, on behalf of itself and its employees, to keep confidential all such information, except that Forum may:

     (a)  prepare  or  assist  in  the   preparation  of  periodic   reports  to
shareholders and regulatory bodies such as the SEC;

     (b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

     (c) release such other information as approved by the Company, which approval shall not be unreasonably withheld and may not be withheld where Forum is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Forum shall seek the approval of the Company as promptly as possible so as to enable the Company to pursue such legal or other action as it may desire to prevent the release of such information) or when so requested by the Company.

     SECTION 9. FORCE MAJEURE

     Forum shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply. In addition, to the extent Forum's obligations hereunder are to oversee or monitor the activities of third parties, Forum shall not be liable for any failure or delay in the performance of Forum's duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Forum.

     SECTION 10. ACTIVITIES OF FORUM

     (a) Except to the extent necessary to perform Forum's obligations under this Agreement, nothing herein shall be deemed to limit or restrict Forum's right, or the right of any of Forum's managers, officers or employees who also may be a Director, officer or employee of a Company, or persons who are otherwise affiliated persons of the Company to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.


     (b) Forum may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, who may be affiliated persons of Forum, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Forum of its responsibilities hereunder. Forum may pay those persons for their services, but no such payment will increase Forum's compensation or reimbursement of expenses from a Company.


     (c) Without limiting the generality of the Sections 10(a) and (b), each Company acknowledges that certain legal services may be rendered to it by lawyers who are employed by Forum or its affiliates and who render services to Forum and its affiliates. A lawyer who renders such services to a Company, and any lawyer who supervises such lawyer, although employed generally by Forum or its affiliates, will have a direct professional attorney/client relationship with the Company. Those services for which such a direct relationship will exist are listed in Appendix C hereto. Forum and each Company hereby consent to the simultaneous representation by such lawyers of both Forum and the Company, and waive any general conflict of interest existing in such simultaneous representation. Furthermore, each Company agrees that, in the event such lawyer ceases to represent the Company, whether at the request of the Company or otherwise, the lawyer may continue thereafter to represent Forum, and the Company expressly consents to such continued representation.

     SECTION 11. COOPERATION WITH INDEPENDENT ACCOUNTANTS

     Forum shall cooperate, if applicable, with each Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

     SECTION 12. LIMITATION OF SHAREHOLDER AND Director LIABILITY

     No Company shall be liable for the obligations of any other Company under this Agreement. The Directors of each Company and the shareholders of each Fund shall not be liable for any obligations of the Company or of the Funds under this Agreement, and Forum agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Company or the Fund to which Forum's rights or claims relate in settlement of such rights or claims, and not to the Directors of each Company or the shareholders of the Funds.

     SECTION 13. MISCELLANEOUS

     (a) No party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

     (b) Except for Appendix A to add new Funds and Classes in  accordance  with
Section 7, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

     (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

     (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

     (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

     (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Forum and each Company and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

     (g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (h) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

     (i) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of a Company are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

     (j) Nothing contained in this Agreement is intended to or shall require Forum, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

     (k) No affiliated person, employee, agent, director, officer or manager of Forum shall be liable at law or in equity for Forum's obligations under this Agreement.

     (l) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     (m) The term "affiliated person" shall have the meaning ascribed thereto in the 1940 Act.

     IN WITNESS WHEREOF, each Company and Forum hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                       ISI STRATEGY FUND, INC.



                                       By:
                                       -----------------------------------------
                                          R. Alan Medaugh
                                          President



                                       MANAGED MUNICIPAL FUND, INC.



                                       By:
                                       -----------------------------------------
                                          R. Alan Medaugh
                                          President



                                       NORTH AMERICAN GOVERNMENT BOND FUND, INC.


                                       By:
                                       -----------------------------------------
                                          R. Alan Medaugh
                                          President



                                       TOTAL RETURN US TREASURY FUND, INC.



                                       By:
                                       -----------------------------------------
                                          R. Alan Medaugh
                                          President



                                       FORUM ADMINISTRATIVE SERVICES, LLC



                                       By:
                                       -----------------------------------------
                                       Lisa J. Weymouth
                                       Director

                                     - A1 -
                                    ISI FUNDS
                            ADMINISTRATION AGREEMENT


                                   Appendix A

                       Funds and Classes of the Companies


------------------------------ ---------------------------- --------------------
         Company                        Funds                     Classes
------------------------------ ---------------------------- --------------------

ISI Strategy Fund, Inc.        ISI Strategy Fund            Single class
------------------------------ ---------------------------- --------------------

Managed Municipal Fund, Inc.   Managed Municipal Fund       Single class
------------------------------ ---------------------------- --------------------

North American Government      North American Government    Single class
Bond Fund, Inc.                Bond Fund
------------------------------ ---------------------------- --------------------

Total Return US Treasury       Total Return US Treasury     Single class
Fund, Inc.                     Fund
------------------------------ ---------------------------- --------------------

                                      -A1-

                                    ISI FUNDS
                            ADMINISTRATION AGREEMENT


                                   Appendix B

                                Fees and Expenses

(i)    Minimum fee:

o        $3,000 per month per fund.

(ii)   Asset charges as an annualized percentage of daily net assets:

o        0.05% (5 basis points) on first $750 million in fund family assets.
o        0.03% (3 basis points) on fund family assets over $750 million.

(iii)  Out of Pocket and Related Expenses:

       The Company, on behalf of the applicable Fund, shall reimburse Forum for all out-of-pocket and ancillary expenses in providing the services described in this Agreement, including but not limited to the cost of (or appropriate share of the cost of): regulatory filing fees, telecommunications, postage and delivery service and record storage and retention expenses. In addition, any other expenses incurred by Forum at the request or with the consent of the Company, will be reimbursed by the Company on behalf of the applicable Fund.

                                      -B1-

                                    ISI FUNDS
                            ADMINISTRATION AGREEMENT


                                   Appendix C
                                 Legal Services


1. Advise a Company on compliance with applicable U.S. laws and regulations with respect to matters that are within the ordinary course of the Company's business.

2. Advise a Company on compliance with applicable U.S. laws and regulations with respect to matters that are outside the ordinary course of the Company's business (*).

3.   Liaison with the SEC.

4.   Draft correspondences to SEC and respond to SEC comments.

5.   Liaison with a Company's outside counsel.

6.   Provide attorney letters to a Company's auditors.

7.   Assist  a  Company   outside   counsel  in  the  preparation  of  exemptive
     applications, no-action letters, prospectuses, registration statements and proxy statements and related material.

8. Prepare exemptive applications, no-action letters, prospectuses, registration statements and proxy statements and related material, and draft correspondences to SEC and respond to SEC comments with respect thereto(*).

9.   Prepare prospectus supplements.

10.  Review and authorize Section 24 filings.

11.  Prepare  and/or review  agendas and minutes for and respond to inquiries at
     board  and  shareholder   meetings  regarding   applicable  U.S.  laws  and
     regulations.

12.  Prepare and/or review agreements between a Company and any third parties.

Note:  Items designated with an (*) are Special Legal Services.

                                      -C1-